Calculation of Filing Fee Tables
S-4
Atlantic Union Bankshares Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $1.33 per share	Other	42,750,000		$ 1,759,400,000.00	0.0001531	$ 269,364.14
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,759,400,000.00		$ 269,364.14
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 269,364.14
Offering Note
[1]	The amount in the "Amount Registered" column represents the estimated maximum number of shares of common stock, par value $1.33 per share, of Atlantic Union Bankshares Corporation ("Atlantic Union" and such shares, the "Atlantic Union common stock") to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 21, 2024, by and among Atlantic Union and Sandy Spring Bancorp Inc. ("Sandy Spring") (as may be amended, the "merger agreement" and such transactions contemplated thereby, the "merger") and is based upon the product of (x) the maximum number of shares of common stock, par value $1.00 per share, of Sandy Spring ("Sandy Spring common stock") outstanding as of November 19, 2024 or issuable or that may be assumed or exchanged (including in respect of equity based awards) in connection with the merger, collectively equal to 47,500,000, multiplied by (y) the exchange ratio of 0.900 shares of Atlantic Union common stock for each share of Sandy Spring common stock. The amount in the "Maximum Aggregate Offering Price" column is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is equal to the product of (x) $37.04, the average of the high and low prices of Sandy Spring common stock, as reported on the Nasdaq Stock Market, LLC on November 19, 2024, and (y) 47,500,000, the estimated maximum number of shares of Sandy Spring common stock that may be converted into the securities being registered.